Exhibit 99.2
Harleysville National Corporation and Subsidiaries
March 31, 2009 Financial Statements and Notes (unaudited)

HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES 3-31-09
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	March 31, 2009	December 31, 2008
	(Unaudited)
Assets
Cash and due from banks	$64,227	$75,305
Interest-bearing deposits in banks	314,095	27,221
Total cash and cash equivalents	378,322	102,526
Residential mortgage loans held for sale (at fair value)	47,960	17,165
Investment securities available for sale (amortized cost, $1,141,701 and $1,186,586, respectively)	1,093,724	1,141,948
Investment securities held to maturity (fair value $40,461 and $50,059, respectively)	41,021	50,434
Federal Home Loan Bank stock, Federal Reserve Bank stock and other investments	44,468	39,279
Loans and leases	3,567,815	3,668,079
Less: Allowance for loan losses	(53,062)	(49,955)
Net loans	3,514,753	3,618,124
Premises and equipment, net	51,617	50,605
Accrued interest receivable	19,926	21,120
Goodwill	239,811	240,701
Intangible assets, net	26,864	27,807
Bank-owned life insurance	87,860	87,081
Other assets	99,869	93,719
Total assets	$5,646,195	$5,490,509
Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$497,921	$479,469
Interest-bearing:
Checking	579,922	556,855
Money market	1,074,892	1,042,302
Savings	309,767	270,885
Time deposits	1,684,916	1,588,921
Total deposits	4,147,418	3,938,432

Federal funds purchased and short-term securities sold under agreements to repurchase	104,196	136,113
Other short-term borrowings	2,009	984
Long-term borrowings	735,810	759,658
Accrued interest payable	35,444	34,495
Subordinated debt	93,763	93,743
Other liabilities	53,842	52,377
Total liabilities	5,172,482	5,015,802
Shareholders' Equity:
Series preferred stock, par value $1 per share;
Authorized 8,000,000 shares, none issued	—	—
Common stock, par value $1 per share; authorized 75,000,000 shares;
issued 43,049,597 and 43,022,387 shares at March 31, 2009 and December 31, 2008, respectively	43,050	43,022
Additional paid in capital	379,218	379,551
Retained earnings	82,630	82,295
Accumulated other comprehensive loss	(31,185)	(29,017)
Treasury stock, at cost: 0 and 76,635 shares at March 31, 2009 and
December 31, 2008, respectively	—	(1,144)
Total shareholders' equity	473,713	474,707
Total liabilities and shareholders' equity	$5,646,195	$5,490,509
See accompanying notes to consolidated financial statements.

HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended
	March 31,
(Dollars in thousands, except per share information)	2009	2008

Interest Income:
Loans and leases, including fees	$48,156	$38,997
Investment securities:
Taxable	11,786	9,754
Exempt from federal taxes	3,569	2,971
Federal funds sold and securities purchased under agreements to resell	-	658
Deposits in banks	127	36
Total interest income	63,638	52,416

Interest Expense:
Savings and money market deposits	6,171	8,095
Time deposits	14,693	14,501
Short-term borrowings	128	658
Long-term borrowings	7,342	4,955
Total interest expense	28,334	28,209

Net interest income	35,304	24,207
Provision for loan losses	7,121	1,960
Net interest income after provision for loan losses	28,183	22,247

Noninterest Income:
Service charges	4,194	3,113
Gain on sales of investment securities, net	1,952	128
Other-than-temporary impairment of available for sale securities	(1,344)	-
Gain on sales of loans, net	1,698	207
Wealth management	4,322	4,279
Bank-owned life insurance	778	684
Other income	4,559	2,421
Total noninterest income	16,159	10,832
Net interest income after provision for loan losses and
noninterest income	44,342	33,079

Noninterest Expense:
Salaries, wages and employee benefits	20,279	13,859
Occupancy	4,206	2,585
Furniture and equipment	1,608	1,094
Intangibles expense	948	688
FDIC deposit insurance	2,787	163
Other expense	8,793	5,329
Total noninterest expense	38,621	23,718

Income before income tax expense	5,721	9,361
Income tax expense	1,126	2,057
Net income	$4,595	$7,304

Net income per share information:
Basic	$0.11	$0.23
Diluted	$0.11	$0.23
Cash dividends per share	$0.10	$0.20
Weighted average number of common shares:
Basic	42,990,542	31,346,833
Diluted	43,018,233	31,522,736

See accompanying notes to consolidated financial statements.

HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Unaudited)
(Dollars and share information in thousands)

Three Months Ended March 31, 2009

	Common Stock	Treasury Stock		Additional		Accumulated Other
	Number of	Number of	Par	Paid	Retained	Comprehensive	Treasury		Comprehensive
	Shares	Shares	Value	In Capital	Earnings	Loss	Stock	Total	Income (Loss)

Balance, January 1, 2009	43,022	(76)	$43,022	$379,551	$82,295	$(29,017)	$(1,144)	$474,707
Issuance of stock for stock options, net of excess tax benefits	-	36	-	(144)	-	-	545	401
Issuance of stock under dividend reinvestment and stock purchase plan	28	40	28	(268)	-	-	599	359
Stock based compensation expense	-	-	-	79	-	-	-	79
Net income	-	-	-	-	4,595	-	-	4,595	$4,595
Other comprehensive loss, net of reclassifications and tax	-	-	-	-	-	(2,168)	-	(2,168)	(2,168)
Cash dividends	-	-	-	-	(4,260)	-	-	(4,260)
Comprehensive income									$2,427
Balance, March 31, 2009	43,050	-	$43,050	$379,218	$82,630	$(31,185)	$-	$473,713

Three Months Ended March 31, 2008

	Common Stock	Treasury Stock		Additional		Accumulated Other
	Number of	Number of	Par	Paid	Retained	Comprehensive	Treasury		Comprehensive
	Shares	Shares	Value	In Capital	Earnings	(Loss) Income	Stock	Total	Income

Balance, January 1, 2008	31,507	(174)	$31,507	$231,130	$82,311	$(2,566)	$(3,072)	$339,310
Issuance of stock for stock options, net of excess tax benefits	-	22	-	(137)	-	-	387	250
Stock based compensation expense	-	-	-	47	-	-	-	47
Net income	-	-	-	-	7,304	-	-	7,304	$7,304
Other comprehensive income, net of reclassifications and tax	-	-	-	-	-	2,641	-	2,641	2,641
Cash dividends	-	-	-	-	(6,270)	-	-	(6,270)
Comprehensive income									$9,945
Balance, March 31, 2008	31,507	(152)	$31,507	$231,040	$83,345	$75	$(2,685)	$343,282

See accompanying notes to consolidated financial statements.

HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended
(Dollars in thousands)	March 31,
	2009	2008
Operating Activities:
Net income	$4,595	$7,304
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	7,121	1,960
Depreciation	1,721	1,124
Intangibles expense	948	688
Net amortization of discounts/premiums on investments and borrowings	(1,884)	309
Deferred income tax benefit	(986)	(1,965)
Gain on sales of investment securities, net	(1,952)	(128)
Other-than-temporary impairment on investments	1,344	―
Gain on sales of loans, net	(1,698)	(207)
Originations of loans held for sale	(146,851)	(20,279)
Proceeds from sale of loans originated for sale	118,384	19,407
Bank-owned life insurance income	(778)	(684)
Stock based compensation expense	79	47
Net decrease (increase) in accrued interest receivable	1,194	(326)
Net increase in accrued interest payable	949	1,577
Net increase in other assets	(3,704)	(970)
Net increase (decrease) in other liabilities	2,458	(4,898)
Other, net	47	31
Net cash (used in) provided by operating activities	(19,013)	2,990
Investing Activities:
Proceeds from sales of investment securities available for sale	102,932	56,691
Proceeds from maturity or calls of investment securities held to maturity	9,441	1,215
Proceeds from maturity or calls of investment securities available for sale	47,213	56,111
Proceeds, redemption Federal Home Bank stock and reduction in other investments	24	339
Purchases of investment securities available for sale	(104,072)	(173,520)
Purchases of Federal Home Bank stock, Federal Reserve Bank stock and other investments	(5,213)	(3,027)
Net decrease (increase) in loans	95,113	(22,175)
Net cash paid due to acquisitions, net of cash acquired	(877)	(1,200)
Purchases of premises and equipment	(2,458)	(1,713)
Proceeds from sales of premises and equipment	10	―
Proceeds from sales of other real estate	658	―
Net cash provided by (used in) investing activities	142,771	(87,279)
Financing Activities:
Net increase in deposits	208,986	2,849
Decrease in federal funds purchased and short-term securities sold under agreements to repurchase	(31,917)	(2,154)
Increase (decrease) in other short-term borrowings	1,025	(1,684)
Repayments of long-term borrowings	(22,556)	(8,000)
Cash dividends	(4,260)	(6,270)
Proceeds from the exercise of stock options	401	214
Proceeds from issuance of stock under dividend reinvestment and stock purchase plan	359	―
Excess tax benefits from stock based compensation	―	31
Net cash provided by (used in) financing activities	152,038	(15,014)
Net increase (decrease) increase in cash and cash equivalents	275,796	(99,303)
Cash and cash equivalents at beginning of period	102,526	209,403
Cash and cash equivalents at end of the period	$378,322	$110,100

Cash paid during the period for:
Interest	$29,000	$26,885
Income taxes	$622	$8,754
Supplemental disclosure of noncash investing and financing activities:
Transfer of assets from loans to net assets in foreclosure	$1,080	$1,508
See accompanying notes to consolidated financial statements.

HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The accompanying unaudited consolidated financial statements of Harleysville National Corporation (the Corporation) have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for interim financial information and with instructions to Form 10-Q, and therefore, do not include all of the information and footnotes necessary for a complete presentation of financial condition, results of operations, changes in shareholders’ equity and cash flows in conformity with GAAP. However, all normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the consolidated financial statements, have been included. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the accompanying notes in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008. The results of operations presented for the three months ended March 31, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009.

The consolidated financial statements include the Corporation and its wholly owned subsidiaries-Harleysville National Bank (the Bank), HNC Financial Company and HNC Reinsurance Company. Willow Financial Corporation (Willow Financial) and its banking subsidiary are included in the Corporation’s results effective after the market close on December 5, 2008. All significant intercompany accounts and transactions have been eliminated in consolidation and certain prior period amounts have been reclassified to conform to current year presentation.

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets and the income and expense in the income statements for the periods presented. Actual results could differ significantly from those estimates. Critical estimates include the determination of the allowance for loan losses, goodwill and other intangible assets impairment, stock-based compensation, fair value measurement for investment securities available for sale, inclusive of other-than-temporary impairment, and deferred income taxes.

For additional information on other significant accounting policies, see Note 1 of the Consolidated Financial Statements of the Corporation’s 2008 Annual Report on Form 10-K.

Recent Accounting Pronouncements

In April 2009, the Financial Accounting Standards Board (FASB) issued FASB Staff Positions No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability has Significantly Decreased and Identifying Transactions That Are Not Orderly,” No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” and No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments.” The FASB issued these three related Staff Positions to clarify the application of SFAS 157, “Fair Value Measurements” (SFAS 157) to fair value measurements in the current economic environment, modify the recognition of other-than-temporary impairments of debt securities, and require companies to disclose the fair values of financial instruments in interim periods. The final Staff Positions are effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009, if all three Staff Positions or both the fair-value measurements and other-than-temporary impairment Staff Positions are adopted simultaneously. The Corporation will evaluate the impact and adopt these Staff Positions in its quarter ended June 30, 2009.

In March 2008, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” SFAS 161 requires enhanced disclosures to enable investors to better understand the effects of derivative instruments and hedging activities on an entity’s financial statements. Specifically, it requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation, disclosing the fair values of derivative instruments and their gains and losses in a tabular format, disclosure about credit-risk-related contingent features and cross-referencing within the footnotes. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. SFAS 161 resulted in expanded disclosures within the Corporation’s financial statements. See Note 11 – Financial Instruments with Off-Balance Sheet Risk for additional information.

In March 2008, the FASB issued Financial Staff Position FAS 157-2, “Effective Date of FASB Statement No. 157” (FSP FAS 157-2) to partially delay the effective implementation of SFAS 157 until fiscal years beginning after November, 15, 2008 for all nonfinancial assets and liabilities except those that are recognized or disclosed at fair value in financial statements on a recurring basis (at least annually). The provisions of FSP FAS 157-2 were applied to the Corporation’s fair value measurement of its goodwill and identifiable intangibles and did not have a material impact on the Corporation’s financial statements although it did result in expanded disclosures. See Note 12 – Fair Value Measurements for additional information.

Note 2 – Acquisition

Acquisition of Willow Financial Bancorp, Inc.

Effective after the market close on December 5, 2008, the Corporation completed its acquisition of Willow Financial and its wholly owned subsidiary, Willow Financial Bank, a $1.6 billion savings bank with 29 branch offices in Southeastern Pennsylvania, was merged with and into the Bank. In conjunction with this transaction, the Corporation also acquired BeneServ, Inc., a provider of employee benefits services. The Corporation acquired 100% of the outstanding shares of Willow Financial. The Corporation issued 11,515,366 shares of common stock, incurred $7.8 million in acquisition costs which were capitalized and converted stock options with a fair value of $2.0 million for a total purchase price of $168.6 million at the closing on December 5, 2008.

 The acquisition of Willow Financial constituted a business combination under SFAS No. 141, “Business Combinations,” and was accounted for using the purchase method. Accordingly, the purchase price was allocated to the respective assets acquired and liabilities assumed based on their estimated fair values on the date of acquisition. The excess of purchase price over the fair value of net assets acquired was recorded as goodwill. Goodwill of $128.1 million was recorded in this transaction with $125.0 million allocated to the Community Banking segment and $3.1 million allocated to the Wealth Management segment. The Corporation also recorded $14.1 million in core deposit intangibles and $2.9 million in other identifiable intangible assets which are being amortized over ten years using the sum of the years digits amortization method. The $2.9 million of other identifiable intangibles were allocated to the Wealth Management segment. The purchase price allocation is subject to revision in future periods, including adjustments that may be necessary upon the filing of final tax returns for Willow Financial. The amount of goodwill recorded at December 31, 2008 was reduced by $890,000 in the first quarter of 2009 as a result of additional information obtained for the valuation analysis. The results of operations of Willow Financial have been included in the Corporation’s results of operations since December 5, 2008, the date of acquisition.

The following are the unaudited pro forma consolidated results of operations of the Corporation for the three months ended March 31, 2008 as though Willow Financial had been acquired on January 1, 2008:

(Dollars in thousands, except for per share data)	Three months ended March 31, 2008

Total interest income	$75,553
Total interest expense	37,543
Net interest income	38,010

Provision for loan losses	2,784
Net interest income after provision for loan losses	35,226

Total non-interest income	15,333
Total non-interest expense	40,215

Income before income taxes	10,344

Income tax expense (1)	2,928

Net income	$7,416

Basic earnings per share	$0.17
Diluted earnings per share	$0.17

(1)	Tax effects are reflected at an assumed rate of 35%

AICPA Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (SOP 03-3) addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in purchase business combinations. SOP 03-3 does not apply to loans originated by the Corporation. The Corporation’s assessment identified $14.4 million in acquired loans from Willow Financial to which the application of the provisions of SOP 03-3 was required. At March 31, 2009 and December 31, 2008, the Corporation acquired loans within the scope of SOP 03-3 had an unpaid principal balance of $13.1 million and $14.4 million, respectively. At March 31, 2009 and December 31, 2008, these loans had a carrying value of $7.0 million and $8.1 million, respectively. As a result of the application of SOP 03-3, the Corporation’s loan balance reflects net purchase accounting adjustments resulting in a reduction in loans of $6.1 million related to acquired impaired loans at March 31, 2009. Income recognition under this SOP is dependent on having a reasonable expectation about the timing and amount of cash flows expected to be collected.  The loans deemed impaired under this SOP were considered collateral dependent, however the timing of the sale of loan collateral is indeterminate and as such the loans will remain on non-accrual status and will have no accretable yield.  The Corporation is using the cash basis method of interest income recognition.

Note 2 – Acquisition - Continued

    The following are the loans acquired from Willow Financial for which it was probable at March 31, 2009 that all contractually required payments would not be collected:

(Dollars in thousands)
Contractually required payments at March 31, 2009:
Real estate	$6,926
Commercial and industrial	6,204
Total	$13,130
Cash flows expected to be collected at March 31, 2009	$7,024

The following is the carrying value by category as of March 31, 2009:

(Dollars in thousands)
Real estate	$3,983
Commercial and industrial	3,041
Total carrying value	$7,024

Note 3 – Goodwill and Other Intangibles

Goodwill and identifiable intangibles were $239.8 million and $25.0 million, respectively at March 31, 2009, and $240.7 million and $26.2 million, respectively at December 31, 2008. The goodwill and identifiable intangibles balances resulted from acquisitions. During the first quarter of 2009, the Corporation recorded purchase accounting adjustments related to the Willow Financial acquisition which reduced goodwill by $890,000. For further information related to the acquisition of Willow Financial which occurred during December 2008, see Note 2 – Acquisition.

The changes in the carrying amount of goodwill by business segment were as follows:

	Community Banking	Wealth Management	Total
	(Dollars in thousands)
Balance, January 1, 2009	$222,381	$18,320	$240,701
Purchase accounting adjustments for acquisitions	(890)	—	(890)
Balance, March 31, 2009	$221,491	$18,320	$239,811

The gross carrying value and accumulated amortization related to core deposit intangibles and other identifiable intangibles at March 31, 2009 and December 31, 2008 are presented below:

	March 31,		December 31,
	2009		2008
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(Dollars in thousands)
Core deposit intangibles	$23,256	$3,690	$23,256	$2,692
Other identifiable intangibles	7,209	1,787	7,209	1,524
Total	$30,465	$5,477	$30,465	$4,216

In 2008, management performed its annual review of goodwill and other identifiable intangibles in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Management performed its review by reporting unit and determined that there was no impairment of goodwill and other identifiable intangible assets as a part of this annual review. As part of the first quarter of 2009 closing process, management also evaluated any additional circumstances that may have required an interim impairment test subsequent to June 30, 2008; no such circumstances were noted and no impairment charge was recorded.

The amortization of core deposit intangibles allocated to the Community Banking segment was $998,000 and $405,000 for the first quarter of 2009 and 2008, respectively. Amortization of identifiable intangibles related to the Wealth Management segment totaled $263,000 and $161,000 for the first quarter of 2009 and 2008, respectively. The Corporation estimates that aggregate amortization expense for core deposit and other identifiable intangibles will be $4.1 million, $3.6 million, $3.0 million, $2.5 million and $2.8 million for 2009, 2010, 2011, 2012 and 2103, respectively.

 Mortgage servicing rights of $1.9 million and $1.6 million at March 31, 2009 and December 31, 2008, respectively are included on the Corporation’s balance sheet in other intangible assets and subsequently measured using the amortization method. The mortgage servicing rights had a fair value of $1.9 million and $1.6 million at March 31, 2009 and December 31, 2008, respectively. In accordance with the provisions of SFAS No.156, “Amending Accounting for Separately Recognized Servicing Assets and Liabilities” and SFAS No.

 Note 3 – Goodwill and Other Intangibles – Continued

140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” the Corporation recorded a reduction of intangibles expense of $487,000 and $88,000 of intangibles expense related to the valuation of its mortgage servicing on the consolidated statements of income for the three months ended March 31, 2009 and 2008, respectively.

Note 4 – Trust Preferred Subordinated Debentures

As of March 31, 2009, the Corporation has six statutory trust affiliates (collectively, the Trusts). These trusts were formed to issue mandatorily redeemable trust preferred securities to investors and loan the proceeds to the Corporation for general corporate purposes. The Trusts hold, as their sole assets, subordinated debentures of the Corporation totaling $105.5 million at March 31, 2009 and December 31, 2008. The trust preferred securities represent undivided beneficial interests in the assets of the Trusts. The financial statement carrying value of the trust preferred subordinated debentures, net of a purchase accounting fair value adjustment of approximately $15.0 million from the acquisition of Willow Financial, is $93.8 million at March 31, 2009 and $93.7 million at December 31, 2008.  The Corporation owns all of the trust preferred securities of the Trusts and has accordingly recorded $3.3 million in other assets on the consolidated statements of financial condition at March 31, 2009 and December 31, 2008 representing its investment in the common securities of the Trusts.  As the shareholders of the trust preferred securities are the primary beneficiaries, the Trusts qualify as variable interest entities under FIN 46R and are not consolidated in the Corporation’s financial statements.

The trust preferred securities require quarterly distributions to the holders of the trust preferred securities at a rate per annum equal to the interest rate on the debentures held by that trust. The Corporation has the right to defer payment of interest on the debentures, at any time or from time to time for a period not exceeding five years, provided that no extension period may extend beyond the stated maturity of the debentures. During any such extension period, distributions on the trust securities will also be deferred, and the Corporation shall not pay dividends or distributions on, or redeem, purchase or acquire any shares of its capital stock.

The trust preferred securities must be redeemed upon the stated maturity dates of the subordinated debentures. The Corporation may redeem the debentures, in whole but not in part, (except for Harleysville Statutory Trust II and Willow Grove Statutory Trust I which may be redeemed in whole or in part) at any time within 90 days at the specified special event redemption price following the occurrence of a capital disqualification event, an investment company event or a tax event as set forth in the indentures relating to the trust preferred securities and in each case subject to regulatory approval. For HNC Statutory Trust II, III and IV, East Penn Statutory Trust I and Willow Grove Statutory Trust I, the Corporation also may redeem the debentures, in whole or in part, at the stated optional redemption dates (after five years from the issuance date) and quarterly thereafter, subject to regulatory approval if required. The optional redemption price is equal to 100% of the principal amount of the debentures being redeemed plus accrued and unpaid interest on the debentures to the redemption date. For Harleysville Statutory Trust I, the Corporation may redeem the debt securities, in whole or in part, at the stated optional redemption date of February 22, 2011 and semi-annually thereafter, subject to regulatory approval if required. The redemption price on February 22, 2011 is equal to 105.10% of the principal amount, and declines annually to 100.00% on February 22, 2021 and thereafter, plus accrued and unpaid interest on the debentures to the redemption date. The Corporation’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Corporation of the Trust’s obligations under the trust preferred securities.

The following table is a summary of the subordinated debentures as of March 31, 2009 as originated by the Corporation and assumed from the acquisitions of Willow Financial and East Penn Financial:

Trust Preferred Subordinated Debentures	Principal Amount of Subordinated Debentures	Principal Amount of Trust Preferred Securities
	(Dollars in thousands)
Issued to Harleysville Statutory Trust I in February 2001, matures in February 2031, interest rate of 10.20% per annum	$5,155	$5,000
Issued to HNC Statutory Trust II in March 2004, matures in April 2034, interest rate of three-month London Interbank Offered Rate (LIBOR) plus 2.70% per annum	20,619	20,000
Issued to HNC Statutory Trust III in September 2005, matures in November 2035, bearing interest at 5.67% per annum through November 2010 and thereafter three-month LIBOR plus 1.40% per annum	25,774	25,000
Issued to HNC Statutory Trust IV in August 2007, matures in October 2037, bearing interest at 6.35% per annum through October 2012 and thereafter three-month LIBOR plus 1.28% per annum	23,196	22,500
Issued to East Penn Statutory Trust I in July 2003, matures in September 2033, interest rate of 6.80% per annum through September 2008 and thereafter at three-month LIBOR plus 3.10% per annum	8,248	8,000
Issued to Willow Grove Statutory Trust I in March 2006, matures in June 2036, interest rate of three-month LIBOR plus 1.31% per annum	25,774	25,000
Total	$108,766	$105,500

Note 5 - Pension Plans

The Corporation had a non-contributory defined benefit pension plan covering substantially all employees. The plan’s benefits were based on years of service and the employee’s average compensation during any five consecutive years within the ten-year period preceding retirement. On October 31, 2007, the Corporation announced that it formally amended its pension plan to provide for its termination. Employees ceased to accrue additional pension benefits as of December 31, 2007, and pension benefits are not being provided under a successor pension plan. All retirement benefits earned in the pension plan as of December 31, 2007 were preserved and all participants became fully vested in their benefits upon plan termination. The Corporation recorded a one-time pre-tax charge related to the pension plan curtailment of approximately $1.9 million in 2007. On July 3, 2008, the Corporation purchased $896,000 of terminal funding annuity contracts for participants in pay status at that time. During 2008, the majority of assets were distributed to those participants that elected lump sum payments.

In March 2009, the Corporation made a final contribution of $371,000 to the pension plan, which together with the remaining plan assets, was utilized to purchase $435,000 in terminal funding annuity contracts for any remaining participants entering pay status. No further contributions are required to this pension plan.

The Corporation maintains a 401(k) defined contribution retirement savings plan which allows employees to contribute a portion of their compensation on a pre-tax and/or after-tax basis in accordance with specified guidelines. The Corporation matches 50% of pre-tax employee contributions up to a maximum of 3% and additionally all eligible employees receive a company funded basic contribution to the 401(k) plan equal to 2% of eligible earnings. Contribution charged to earnings for the three months ended March 31, 2009 and 2008, were $588,000 and $436,000, respectively. On March 12, 2009, the Corporation’s Board of Directors approved an amendment to the 401(k) plan providing for the suspension of the Corporation’s basic and matching contributions effective for the April 17, 2009 employee bi-weekly pay period until further notice by the Board of Directors. The Corporation expects suspension of employer contributions will result in retirement-related expense savings of approximately $1.8 million for the remainder of 2009.

Willow Financial Bank Employee Stock Ownership Plan

In connection with the acquisition of Willow Financial on December 5, 2008, the Corporation assumed the Willow Financial Bank 401(k)/ Employee Stock Ownership Plan (ESOP). As of December 5, 2008, the 401(k)/ESOP was frozen with termination and final distributions pending approval by the appropriate regulatory authorities. No additional contributions to the plan will be accepted, but loan repayments by participants are permitted. At December 5, 2008, the ESOP portion of the plan had two outstanding loans with a total principal balance of $4.2 million due to Willow Financial Bancorp, Inc. The shares originally purchased with the loan funds were held in a suspense account for allocation among the participants as the loans are repaid. Shares released from the loan collateral were in an amount proportional to repayment of the original ESOP loans. At March 31, 2009, there were 324,113 unallocated ESOP shares remaining to be utilized to pay down the remaining loan principal balance. Upon repayment of the loans, any remaining shares will be allocated to the participants.

Note 6 – Dividend Reinvestment and Stock Purchase Plan

On March 12, 2009, the Corporation’s Board of Directors approved amendments to the Corporation’s Dividend Reinvestment and Stock Purchase Plan (DRIP) designed to provide additional benefits for existing shareholders. Beginning April 6, 2009, shareholders can reinvest all or part of their dividends in additional shares of common stock or make additional cash investments for a minimum of $100 and up to $100,000 per calendar quarter, an increase from the prior quarterly limitation of $5,000. In addition, beginning April 6, 2009, existing shareholders receive a ten percent discount to the market price of the Corporation’s shares on the date shares are purchased. The ten percent discount to the market price is available for all investments made in the Corporation’s shares through the Corporation’s DRIP. This action is part of the Corporation’s ongoing capital enhancement program. On April 28, 2009, the Board of Directors suspended the DRIP until further notice.

Note 7 – Stock-Based Compensation

The Corporation has four shareholder approved fixed stock option plans that allow the Corporation to grant options up to an aggregate of 3,797,861 shares of common stock to key employees and directors. At March 31, 2009, 2,653,882 stock options had been granted under the stock option plans. The options have a term of ten years when issued and typically vest over a five-year period. The options granted during 2008 have a term of three years and vest over seven years. The exercise price of each option is the market price of the Corporation’s stock on the date of grant. Additionally, at March 31, 2009, the Corporation had 556,506 assumed stock options from the Willow Financial acquisition completed in 2008. The options have a term of ten years and are exercisable at prices ranging from $5.19 to $22.34. Also, at March 31, 2009, the Corporation had 25,480 assumed stock options from the East Penn Financial acquisition completed in 2007. The options have a term of ten years and are exercisable at prices ranging from $5.94 to $13.07.

The Corporation recognizes compensation expense for stock options in accordance with SFAS 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)) adopted at January 1, 2006 under the modified prospective application method of transition. Prior to January 1, 2006, the Corporation followed SFAS 123 and Accounting Principles Board (APB) 25 with pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS 123 had been applied. The Corporation recognizes compensation expense for the portion of outstanding awards at January 1, 2006 for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under SFAS 123 for pro forma disclosures. For the three months ended March 31, 2009 and 2008, there were no options granted.

Grants subject to a service condition were awarded by the Corporation in 2008 and 2006 while grants subject to a market condition were awarded in 2007. For grants subject to a service condition that were awarded on or after January 1, 2006, the Corporation utilizes the Black-Scholes option-pricing model (as used under SFAS 123) to estimate the fair value of each option on the date of grant. The Black-Scholes model takes into consideration the exercise price and expected life of the options, the current price of the underlying stock and its expected volatility, the expected dividends on the stock and the current risk-free interest rate for the expected life of the option.

For grants subject to a market condition that were awarded in 2007, the Corporation utilized a Monte Carlo simulation to estimate the fair value and determine the derived service period. Compensation is recognized over the derived service period with any unrecognized compensation cost immediately recognized when the market condition is met. These awards vest when the Corporation’s common stock reaches targeted average trading prices for 30 days within five years from the grant date. Vesting cannot commence before six months from the grant date. The term and exercise price of the options are the same as previously mentioned. The fair value and derived service period (the median period in which the market condition is met) were determined using a Monte Carlo simulation taking into consideration the weighted average dividend yield based on historical data, weighted-average expected volatility based on historical data, the risk-free rate, the weighted average expected life of the option and a uniform post-vesting exercise rate (mid-point of vesting and contractual term).

Expected volatility is based on the historical volatility of the Corporation’s stock over the expected life of the grant. The risk-free rate for periods within the expected life of the option is based on the U.S. Treasury strip rate in effect at the time of the grant. The life of the option is based on historical factors which include the contractual term, vesting period, exercise behavior and employee terminations.

In accordance with SFAS 123(R), stock-based compensation expense is based on awards that are ultimately expected to vest and therefore has been reduced for estimated forfeitures. The Corporation estimates forfeitures using historical data based upon the groups identified by management. Stock-based compensation expense was $79,000 and $47,000, for the three months ended March 31, 2009 and 2008, respectively.

A summary of option activity under the Corporation’s stock option plans as of March 31, 2009, and changes during the three months ended March 31, 2009 is presented in the following table. The number of shares and weighted-average share information have been adjusted to reflect stock dividends.

Options	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2009	1,648,723	$15.28
Granted	—	—
Exercised	(36,711)	10.44
Forfeited (unvested)	(1,102)	24.54
Cancelled (vested)	(28,057)	17.12

Outstanding at March 31, 2009	1,582,853	$15.35	3.78	$55

Exercisable at March 31, 2009	1,320,291	$15.46	3.16	$55

Note 7 – Stock-Based Compensation– Continued

The total intrinsic value of options exercised during the three months ended March 31, 2009 and 2008 were $76,000 and $122,000, respectively. Intrinsic value is measured using the fair market value price of the Corporation’s common stock less the applicable exercise price.

A summary of the status of the Corporation’s nonvested shares as of March 31, 2009 is presented below:

Nonvested Shares	Shares	Weighted-Average Grant-Date Fair Value

Nonvested at January 1, 2009	263,664	$3.74

Granted	—	—

Vested	—	—

Forfeited	(1,102)	6.72

Nonvested at March 31, 2009	262,562	$3.73

As of March 31, 2009, there was a total of $771,000 of unrecognized compensation cost related to nonvested awards under stock option plans. This cost is expected to be recognized over a weighted-average period of 2.6 years. There were no shares which vested during the first quarter of 2009 and the total fair value of shares vested during the three months ended March 31, 2008 was $15,000. The tax benefit realized for the tax deductions from option exercises totaled $27,000 and $41,000 for the three months ended March 31, 2009 and 2008, respectively.

Note 8 – Earnings Per Share

Basic earnings per share exclude dilution and are computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share take into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. All weighted average, actual shares and per share information in these financial statements have been adjusted retroactively for the effect of stock dividends.

The calculations of basic earnings per share and diluted earnings per share are as follows:

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2009	2008

Basic earnings per share
Net income available to common shareholders	$4,595	$7,304
Weighted average common shares outstanding	42,990,542	31,346,833
Basic earnings per share	$.11	$.23

Diluted earnings per share
Net income available to common shareholders and assumed conversions	$4,595	$7,304
Weighted average common shares outstanding	42,990,542	31,346,833
Dilutive potential common shares (1), (2)	27,691	175,903
Total diluted weighted average common shares outstanding	43,018,233	31,522,736
Diluted earnings per share	$.11	$.23

(1)	Includes incremental shares from assumed conversions of stock options.
(2)
Antidilutive options have been excluded in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common stock. For the three months ended March 31, 2009 and 2008, there were 1,512,896 antidilutive options at an average price of $15.82 and 538,404 antidilutive options at an average price of $21.20, respectively.

Note 9 – Comprehensive (Loss) Income and Accumulated Other Comprehensive (Loss) Income

The components of other comprehensive (loss) income are as follows:

Comprehensive (Loss) Income

(Dollars in thousands)	Before tax	Tax Benefit	Net of tax
Three months ended March 31, 2009	Amount	(Expense)	amount
Net unrealized losses on available for sale securities:
Net unrealized holding losses arising during period	$(2,731)	$956	$(1,775)
Less reclassification adjustment for net gains realized in net income	1,952	(683)	1,269
Less reclassification adjustment for other-than-temporary impairment of available for sale securities recognized in net income	(1,344)	470	(874)
Net unrealized losses	(3,339)	1,169	(2,170)
Change in fair value of derivatives used for cash flow hedges	3	(1)	2
Other comprehensive loss, net	$(3,336)	$1,168	$(2,168)

(Dollars in thousands)	Before tax	Tax (Expense)	Net of tax
Three months ended March 31, 2008	Amount	Benefit	Amount
Net unrealized gains on available for sale securities:
Net unrealized holding gains arising during period	$4,130	$(1,446)	$2,684
Less reclassification adjustment for net gains realized in net income	128	(45)	83
Net unrealized gains	4,002	(1,401)	2,601
Change in fair value of derivatives used for cash flow hedges	62	(22)	40
Other comprehensive income, net	$4,064	$(1,423)	$2,641

The components of other accumulated other comprehensive loss, net of tax, which is a component of shareholders’ equity were as follows:

(Dollars in thousands)	Net Unrealized Losses on Available For Sale Securities	Net Change in Fair Value of Derivatives Used for Cash Flow Hedges	Accumulated Other Comprehensive Loss
Balance, January 1, 2008	$(2,452)	$(114)	$(2,566)
Net Change	2,601	40	2,641
Balance, March 31, 2008	$149	$(74)	$75

Balance, January 1, 2009	$(29,014)	$(3)	$(29,017)
Net Change	(2,170)	2	(2,168)
Balance, March 31, 2009	$(31,184)	$(1)	$(31,185)

Note 10 – Segment Information

The Corporation operates two main lines of business along with several other operating segments. SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for public business enterprises to report information about operating segments. Operating segments are components of an enterprise, which are evaluated regularly by the chief operating decision-maker in deciding how to allocate and assess resources and performance. The Corporation’s chief operating decision-maker is the President and Chief Executive Officer. The Corporation has applied the aggregation criteria set forth in SFAS No. 131 for operating segments establishing two reportable segments: Community Banking and Wealth Management.

The Community Banking segment provides financial services to consumers, businesses and governmental units primarily in southeastern Pennsylvania and the Lehigh Valley of Pennsylvania. These services include full-service banking, comprised of accepting time and demand deposits, making secured and unsecured commercial loans, mortgages, consumer loans, and other banking services. The treasury function income is included in the Community Banking segment, as the majority of effort and activity of this function is related to this segment. Primary sources of income include net interest income and service fees on deposit accounts. Expenses include costs to manage credit and interest rate risk, personnel, and branch operational and technical support.

The Wealth Management segment includes: trust and investment management services, providing investment management, trust and fiduciary services, estate settlement and executor services, financial planning, and retirement plan and institutional investment services; employee benefits services; and the Cornerstone Companies, registered investment advisors for high net worth, privately held business owners, wealthy families and institutional clients. Major revenue component sources include investment management and advisory fees, trust fees, estate and tax planning fees, brokerage fees, and insurance related fees. Expenses primarily consist of personnel and support

Note 10 – Segment Information – Continued

charges. Additionally, the Wealth Management segment includes an inter-segment credit related to trust deposits which are maintained within the Community Banking segment using a transfer pricing methodology.

The Corporation has also identified several other operating segments. These operating segments within the Corporation’s operations do not have similar characteristics to the Community Banking or Wealth Management segments and do not meet the quantitative thresholds requiring separate disclosure. These non-reportable segments include HNC Reinsurance Company, HNC Financial Company, and the parent holding company and are included in the “Other” category.

Information about reportable segments and reconciliation of the information to the consolidated financial statements follows:

(Dollars in thousands)	Community Banking	Wealth Management	All Other	Consolidated Totals
Three Months Ended March 31, 2009

Net interest income (expense)	$36,599	$43	$(1,338)	$35,304
Provision for loan losses	7,121	-	-	7,121
Noninterest income (loss)	11,831	4,421	(93)	16,159
Noninterest expense	33,634	4,835	152	38,621
Income (loss) before income taxes (benefit)	7,675	(371)	(1,583)	5,721
Income taxes (benefit)	1,785	(121)	(538)	1,126
Net income (loss)	$5,890	$(250)	$(1,045)	$4,595

Assets	$5,577,426	$56,522	$12,247	$5,646,195

Three Months Ended March 31, 2008

Net interest income (expense)	$25,501	$5	$(1,299)	$24,207
Provision for loan losses	1,960	-	-	1,960
Noninterest income	6,356	4,315	161	10,832
Noninterest expense	19,568	3,796	354	23,718
Income (loss) before income taxes (benefit)	10,329	524	(1,492)	9,361
Income taxes (benefit)	2,307	199	(449)	2,057
Net income (loss)	$8,022	$325	$(1,043)	$7,304

Assets	$3,854,858	$24,356	$$14,805	$3,894,019

The accounting policies of the segments are the same as those described in the summary of significant accounting policies disclosed in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008. Consolidating adjustments reflecting certain eliminations of inter-segment revenues, cash and investment in subsidiaries are included in the “All Other” segment.

Note 11 – Financial Instruments with Off-Balance Sheet Risk

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

As required by SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133), the Bank records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Bank has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Bank may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply or the Bank elects not to apply hedge accounting under SFAS 133.

The Bank’s maximum exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amounts of those instruments. The Bank uses the same stringent credit policies in extending these commitments as they do for recorded financial instruments and controls exposure to loss through credit approval and monitoring procedures. These commitments often expire without being drawn upon and often

Note 11 – Financial Instruments with Off-Balance Sheet Risk – Continued

are secured with appropriate collateral; therefore, the total commitment amount does not necessarily represent the actual risk of loss or future cash requirements.

The approximate contract amounts are as follows:

	Total Amount Committed at
Commitments	March 31, 2009	December 31, 2008
(Dollars in thousands)

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$959,506	$995,125
Standby letters of credit and financial guarantees written	47,824	34,806
Financial instruments whose notional or contract amounts exceed the amount of credit risk:
Interest rate swap agreements	179,523	124,214
Interest rate cap agreements	—	200,000

The table below presents the fair value of the Bank’s derivative financial instruments as well as their classification on the consolidated balance sheets as of March 31, 2009 and December 31, 2008:

	Asset Derivatives				Liability Derivatives
(Dollars in thousands)	As of March 31, 2009		As of December 31, 2008		As of March 31, 2009		As of December 31, 2008

	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value
Derivatives designated as hedging instruments under SFAS 133
Interest Rate Products	Other Assets	$—	Other Assets	$—	Other Liabilities	$289	Other Liabilities	$347

Total derivatives designated as hedging instruments under SFAS 133		$—		$—		$289		$347

Derivatives not designated as hedging instruments under SFAS 133
Interest Rate Products	Other Assets	$4,747	Other Assets	$4,523	Other Liabilities	$5,250	Other Liabilities	$5,294

Total derivatives not designated as hedging instruments under SFAS 133		$4,747		$4,523		$5,250		$5,294

The Bank is exposed to changes in the fair value of certain of its fixed rate assets due to changes in benchmark interest rates. The Bank uses interest rate swaps to manage its exposure to changes in fair value on these instruments attributable to changes in the benchmark interest rate. Interest rate swaps designated as fair value hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Bank making fixed-rate payments over the life of the agreements without the exchange of the underlying notional amount. As of March 31, 2009, the Bank had a fair value hedge in the form of an interest rate swap with a notional amount of $1.9 million which matures in 2017. In addition, four fair value hedges with notional amounts totaling $7.3 million were acquired from Willow Financial with maturity dates ranging from 2013 to 2016. These swaps do not qualify for hedge accounting treatment and thus all changes in the fair value of the derivatives is recorded in the consolidated statements of income. As such, based on the increase in the market value of these interest rate swaps, the Corporation recognized a gain of $45,000 in other income in the consolidated statement of operations for the three months ended March 31, 2009.

Note 11 – Financial Instruments with Off-Balance Sheet Risk – Continued

For derivatives designated and that qualify as fair value hedges, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in earnings. The Bank includes the gain or loss on the hedged items in the same line item as the offsetting loss or gain on the related derivatives.

Derivatives not designated as hedges are not speculative and result from a service the Bank provides to certain customers.  The Bank executes interest rate swaps with commercial banking customers to facilitate their respective risk management strategies. Those interest  rate swaps are simultaneously hedged by offsetting interest rate swaps that the Bank executes with a third party, such that the Bank minimizes its net risk exposure resulting from such transactions. As the interest rate swaps associated with this program do not meet the strict hedge accounting requirements of SFAS 133, changes in the fair value of both the customer swaps and the offsetting swaps are recognized directly in earnings. As of March 31, 2009, the Bank had 40 interest rate swaps with an aggregate notional amount of $170.4 million related to this program.

The tables below present the effect of the Bank’s derivative financial instruments on the Income Statement for the three months ended March 31, 2009 and 2008:

Derivatives in SFAS 133 Fair Value Hedging Relationships	Classification of Gain/(Loss) Recognized on Derivative	Gain/(Loss) Recognized on Derivative
		Three Months Ended March 31,
(Dollars in thousands)		2009	2008

Interest Rate Products	Interest income	$(23)	$(16)

Total		$(23)	$(16)

Derivatives Not Designated as Hedging Instruments Under SFAS 133	Classification of Gain/ (Loss) Recognized on Derivative	Amount of Gain/(Loss) Recognized on Derivative
		Three Months Ended March 31,
(Dollars in thousands)		2009	2008
Interest Rate Products	Interest income	$(80)	$—
	Other income	268	33

Total		$188	$33

The Bank is exposed to certain risks arising from both its business operations and economic conditions. The Bank principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Bank manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its assets and liabilities and the use of derivative financial instruments. Specifically, the Bank enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Bank’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Bank’s known or expected cash receipts and its known or expected cash payments principally related to certain variable rate loan assets and variable rate borrowings.

The Bank has agreements with each of its derivative counterparties that contain a provision where if the Bank defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Bank could also be declared in default on its derivative obligations. The Bank has agreements with some of its derivative counterparties that contain provisions that require the Bank’s debt to maintain an investment grade credit rating from each of the major credit rating agencies. If the Bank’s credit rating is reduced below investment grade then, the Bank may be required to fully collateralize its obligations under the derivative instrument. Certain of the Bank's agreements with some of its derivative counterparties contain provisions where if a specified event or condition occurs that materially changes the Bank's creditworthiness in an adverse manner, the Bank may be required to fully collateralize its obligations under the derivative instrument. The Bank has agreements with certain of its derivative counterparties that contain a provision where if the Bank fails to maintain its status as a well / adequate capitalized institution, then the Bank could be required to settle its obligation under the agreements.

Note 11 – Financial Instruments with Off-Balance Sheet Risk – Continued

As of March 31, 2009, the fair value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $5.3 million. As of March 31, 2009, the Bank has minimum collateral posting thresholds with certain of its derivative counterparties and has posted collateral of $3.4 million against its obligations under these agreements.

The Bank also had commitments with customers to extend mortgage loans at a specified rate at March 31, 2009 and 2008 of $75.1 million and $5.2 million, respectively, and commitments to sell mortgage loans at a specified rate at March 31, 2009 and 2008 of $120.9 million and $2.3 million, respectively. The commitments are accounted for as a derivative and recorded at fair value. The Bank estimates the fair value of these commitments by comparing the secondary market price at the reporting date to the price specified in the contract to extend or sell the loan initiated at the time of the loan commitment. At March 31, 2009, the Corporation had commitments with a positive fair value of $108,000 and negative fair value of $463,000 which were recorded in other income on the consolidated statements of income. At March 31, 2008, the Corporation had commitments with a positive fair value of $41,000 and negative fair value of $2,000 which was recorded in other income on the consolidated statements of income.

Note 12 – Fair Value Measurements

Effective January 1, 2008, the Corporation adopted SFAS No. 157, which defines fair value, establishes a framework for measuring fair value, and expands disclosure about fair value. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value. A financial instrument’s level within the fair value hierarchy is based on the lowest level of input significant to the fair value measurement. There have been no material changes in valuation techniques as a result of the adoption of SFAS No. 157.

Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Corporation has the ability to access at the measurement date.

Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities in active markets; quoted prices in markets that are not active for identical or similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and significant to the fair value of the assets or liabilities that are developed using the reporting entities’ estimates and assumptions, which reflect those that market participants would use.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

A description of the valuation methodologies used for financial instruments measured at fair value on a recurring basis, as well as the classification of the instruments pursuant to the valuation hierarchy, are as follows:

Securities Available for Sale

Securities classified as available for sale are reported using Level 1, Level 2 and Level 3 inputs. Level 1 instruments generally include equity securities valued based on quoted market prices in active markets. Level 2 instruments include U.S. government agency obligations, state and municipal bonds, mortgage-backed securities, collateralized mortgage obligations and corporate bonds. For these securities, the Corporation obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond's terms and conditions, among other things. During the fourth quarter of 2008, certain collateralized debt obligation investments in pooled trust preferred securities were transferred from Level 2 into Level 3. During the first quarter of 2009, a private label collateralized mortgage obligation (CMO) was transferred from Level 2 to Level 3. The Corporation obtained a third party cash flow analysis to determine the projected level of uncollected principal and the resulting fair value. The cash flow analysis included market information such as instrument performance and relevant corporate data associated with certain issuers included within the pooled trust and collateral performance and delinquency information for the CMO. Other-than temporary impairment losses of $1.1 million were recorded related to these securities during the first quarter of 2009. Additionally other-than temporary impairment losses of $201,000 on certain equity securities in Level 1 were recorded during the first quarter of 2009 based upon the Corporation’s fair value measurement at March 31, 2009.

Note 12 – Fair Value Measurements – Continued

Residential Mortgage Loans Held for Sale

Residential mortgage loans originated and intended for sale in the secondary market are carried at estimated fair value. The Corporation estimates the fair value of mortgage loans held for sale using current secondary loan market rates. The Corporation has determined that the inputs used to value its mortgage loans held for sale fall within Level 2 of the fair value hierarchy.

Derivative Financial Instruments

Currently, the Corporation uses cash flow hedges, fair value hedges and interest rate caps to manage its interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates, and implied volatilities. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

The fair values of interest rate options are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates fell below (rise above) the strike rate of the floors (caps). The variable interest rates used in the calculation of projected receipts on the floor (cap) are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. To comply with the provisions of SFAS No. 157, the Corporation incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Corporation has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Although the Corporation has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of March 31, 2009, the Corporation has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Corporation has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

The Corporation also has commitments with customers to extend mortgage loans at a specified rate and commitments to sell mortgage loans at a specified rate. These interest rate and forward contracts for mortgage loans originated and intended for sale in the secondary market are accounted for as derivatives and carried at estimated fair value. The Corporation estimates the fair value of the contracts using current secondary loan market rates. The Corporation has determined that the inputs used to value its interest rate and forward contracts fall within Level 2 of the fair value hierarchy.

Assets and liabilities measured at fair value on a recurring basis are summarized below.

	Fair Value Measurement Using
(Dollars in thousands)	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance March 31, 2009
Assets
Investment securities available for sale	$21,055	$1,063,544	$9,125	$1,093,724
Residential mortgage loans held for sale	—	47,960	—	47,960
Derivatives	—	4,855	—	4,855
Total assets	$21,055	$1,116,359	$9,125	$1,146,539
Liabilities
Derivatives	$—	$6,002	$—	$6,002
Total liabilities	$—	$6,002	$—	$6,002

Note 12 – Fair Value Measurements – Continued

Assets and Liabilities Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3)

The table below presents a reconciliation of assets measured at fair value on a recurring basis for which the Corporate has utilized significant unobservable inputs (Level 3).

(Dollars in thousands)	Investment Securities Available for Sale

Balance, January 1, 2009	$3,149
Transfers into Level 3	7,119
Total losses realized
Included in earnings(1)	(1,143)
Included in other comprehensive income	—

Balance, March 31, 2009	$9,125

The amount of total gains or losses for the period included in earnings (or changes in net assets) attributable to the change in unrealized gains or losses relating to assets still held at March 31, 2009	$2,934

(1)	The loss is reported as an other–than-temporary impairment loss on investment securities available for sale in the income statement.

Assets Measured at Fair Value on a Nonrecurring Basis

A description of the valuation methodologies and classification levels used for financial instruments measured at fair value on a nonrecurring basis are listed below. These listed instruments are subject to fair value adjustments (impairment) as they are valued at the lower of cost or market.

Impaired Loans

Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or market value. Individually impaired loans are measured based on the fair value of the collateral for collateral dependent loans. The value of the collateral is determined based on an appraisal by qualified licensed appraisers hired by the Corporation or other observable market data which is readily available in the marketplace. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly. At March 31, 2009, impaired loans had a carrying amount of $79.3 million with a valuation allowance of $13.7 million. Impaired loans with a carrying amount of $76.7 million were evaluated during the three months of 2009 using the practical expedient fair value measurement which resulted in an additional valuation allowance of $7.3 million as compared to December 31, 2008.

Goodwill and Other Identifiable Intangibles

The Corporation employs general industry practices in evaluating the fair value of its goodwill and other identifiable intangibles. The Corporation calculates the fair value, with the assistance of a third party specialist, using a combination of the following valuation methods: dividend discount analysis under the income approach, which calculates the present value of all excess cash flows plus the present value of a terminal value and market multiples (pricing ratios) under the market approach. In 2008, management performed its annual review of goodwill and other identifiable intangibles in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Management performed its review by reporting unit and determined that there was no impairment of goodwill and other identifiable intangible assets as a part of this annual review. As part of the annual review of goodwill, management also evaluated any additional circumstances that may have required an impairment test subsequent to June 30, 2008 which also resulted in no impairment charge. The provisions of FSP FAS 157-2 were applied to the Corporation’s fair value measurement of its goodwill and identifiable intangibles with balances of $239.8 million and $26.9 million, respectively at March 31, 2009. The application of this FSP did not have a material impact on the Corporation’s financial statements although it did result in expanded disclosures.

Note 12 – Fair Value Measurements – Continued

Mortgage Servicing Rights

The Corporation estimates the fair value of mortgage servicing rights based upon the present value of future cash flows using a current market discount rate appropriate for each investor group. Some of the primary components in valuing a servicing portfolio are estimates of anticipated prepayment, current market yields for servicing, reinvestment rate, servicing spread retained on the loans, and the cost to service each loan.

The Corporation’s entire portfolio consists of fixed rate loans with a remittance type of schedule/actual and a weighted average servicing fee of .25%. The market value calculation was based on long term prepayment assumptions obtained from Bloomberg for similar pools based on original term, remaining term, and coupon. Where prepayment assumptions for loan pools could not be obtained, projections based on current prepayments, secondary loan market, and input from servicing buyers were used. The Corporation has determined that the inputs used to value its mortgage servicing rights fall within Level 2 of the fair value hierarchy. At March 31, 2009, the Corporation’s mortgage servicing rights had a carrying amount of $1.9 million. In accordance with the provisions of SFAS No.156, “Amending Accounting for Separately Recognized Servicing Assets and Liabilities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” mortgage servicing rights are recorded at lower of cost or market.

Certain assets measured at fair value on a non-recurring basis are presented below:

	Fair Value Measurement Using
(Dollars in thousands)	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance March 31, 2009
Assets
Impaired loans	$—	$63,314	$—	$63,314
Mortgage servicing rights	—	1,876		1,876
Total assets	$—	$65,190		$65,190

Note 13 – Subsequent Event

On April 21, 2009, THP Properties and its affiliated companies (THP), a significant borrower of the Bank, temporarily suspended its operations and subsequently declared bankruptcy on April 30, 2009. THP Properties is primarily involved in residential land development and home construction. As of March 31, 2009, THP’s outstanding credit was considered performing and adequately reserved. The THP loans have subsequently been placed on non-accrual status and the credit will be reassessed regularly for need for additional reserves. THP is currently exploring its strategic opportunities.